Exhibit 99.1

RXi Pharmaceuticals Announces Application for

NASDAQ Capital Market Listing and Reverse Stock Split

Westborough, MA – July 22, 2013 - (PR Newswire) - RXi Pharmaceuticals Corporation (OTCQX: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today announced that it has filed an application for listing on The NASDAQ Capital Market.

In addition to the application for listing on The NASDAQ Capital Market, RXi today announced a 1-for-30 reverse split of its issued and outstanding shares of common stock. Trading will begin on a post-split basis at the open of the OTCQX on July 24, 2013 under new CUSIP number 74979C303. No fractional shares of common stock will be issued as a result of the reverse stock split and instead holders will receive cash in lieu of fractional shares to which they would otherwise be entitled.

“This reverse stock split combined with a possible NASDAQ Capital Market Listing is the next important step for RXi Pharmaceuticals in becoming a strong biotechnology company,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He added that ‘‘If approved, we believe that the NASDAQ listing and the reverse stock split will create the conditions for RXi to gain access to a broader institutional investment community, to strengthen our financing flexibility, and to provide greater liquidity for our shareholders.”

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (OTCQX: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate, the expression of a specific gene that may be over-expressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the RXi Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, targets connective tissue growth factor (CTGF) to reduce dermal scarring (fibrosis), entered into human clinical trials in June 2012. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, including future expectations regarding our NASDAQ listing, planned and future development of RXi Pharmaceuticals Corporation’s products and technologies. Forward-looking statements about expectations and development plans of RXi’s products involve significant risks, and uncertainties: risks that NASDAQ may determine that we do not meet their initial listing criteria, that if the listing is approved it will not have the intended effects of improving access to certain investors, financing flexibility and liquidity; risks that RXi may not be able to successfully develop its candidates, or that development of RNAi-based therapeutics may be delayed or not proceed as planned, or that we may not develop any RNAi-based product; risks that the development process for our product candidates may be delayed, risks related to development and commercialization of products by our competitors, risks related to our ability to control timing and terms of collaborations with third parties, and the possibility that other companies or organizations may assert patent rights preventing us from developing our products. Actual results may differ from those contemplated by these forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contacts

RXi Pharmaceuticals Corporation

Tamara McGrillen, 508-929-3646

tmcgrillen@rxipharma.com